Exhibit 10.2

Execution Version

COMMON UNITHOLDER LETTER AGREEMENT

This COMMON UNITHOLDER LETTER AGREEMENT (this “Agreement”) is made and entered into as of December 4, 2025, by and between ProCap Financial, Inc., a Delaware corporation (“Pubco”), and Inflection Points Inc, d/b/a Professional Capital Management (“Seller” or the “Common Unitholder”). Capitalized terms used but not defined herein have the meanings assigned to them in that certain Business Combination Agreement, dated as of June 23, 2025 (as amended on July 28, 2025 and as may be further amended, modified, supplemented and/or restated from time to time, the “Business Combination Agreement”) by and among Columbus Circle Capital Corp I, a Cayman Islands exempted company (“SPAC”), Pubco, ProCap BTC, LLC, a Delaware limited liability company (the “Company”), Seller, and the other parties thereto.

WHEREAS, as of the date hereof, the Common Unitholder owns 9,500,000 common units of the Company (the “Common Units” and together with all shares of Pubco Stock into which any such securities will convert in connection with the Transactions (as defined below), the “Shares”);

WHEREAS, pursuant to the Business Combination Agreement and upon the terms and subject to the conditions set forth therein, upon the consummation (the “Closing”) of the Transactions, among other matters, (a) SPAC will de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation (the “Conversion”); (b) Company Merger Sub will merge with and into the Company (with the Company surviving such merger as a wholly-owned subsidiary of Pubco) (the “Company Merger”); and (c) SPAC Merger Sub will merge with and into SPAC (with SPAC surviving such merger as a wholly-owned subsidiary of Pubco) (the “SPAC Merger” and, together with the Conversion, the Company Merger and the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents, the “Transactions”);

WHEREAS, Pubco entered into that certain lock-up agreement with Seller, dated as of June 23, 2025 (the “Lock-Up Agreement”), pursuant to which Seller agreed that certain transfer restrictions were to be imposed on its Shares; and

WHEREAS, in order to facilitate the consummation of the Transactions, the Common Unitholder has agreed to subject the transferability of all Shares held by the Common Unitholder (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, in either case, after the Closing, the “Earnout Shares”) to certain vesting conditions during the Earnout Period (as defined below), with such vesting conditions effective as of 8:30AM ET on December 3, 2025.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Common Unitholder Earnout.

(a) The Common Unitholder hereby agrees that, upon and subject to the Closing, it will not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Earnout Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Earnout Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii), unless, until and to the extent that a Release Event (as defined below) has occurred with respect to such Earnout Shares; provided, that the Common Unitholder may transfer all or any portion of the Earnout Shares to any person or entity that qualifies as a permitted transferee under Section 1(a) of the Lock-Up Agreement (each, a “Permitted Transferee”), subject to such Permitted Transferee agreeing in writing to be bound by the terms of this Agreement that apply to the Common Unitholder hereunder with respect to such Earnout Shares. The book entries representing the Earnout Shares shall contain a legend relating to transfer restrictions imposed by this Section 1. Pubco will cause such legend to be removed as promptly as practicable, but in any event within two (2) Business Days following a Release Event with respect to such Earnout Shares. During the Earnout Period, the Common Unitholder will have full ownership rights to their respective Earnout Shares, including the right to vote such shares and to receive dividends and distributions thereon.

(b) The Earnout Shares shall vest and transfer restrictions set forth in this Section 1 shall be removed as follows (each, as applicable to the relevant Earnout Shares, including a Qualifying Change of Control (as defined below), a “Release Event”):

(i) Share Price Trigger. In the event that, during the Earnout Period, the closing price of the Pubco Stock as reported on the Trading Market (as defined below) (the “Closing Price”) equals or exceeds $10.21 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period (the “Share Price Target”), then, subject to the terms and conditions of this Agreement, 100% of the Earnout Shares will vest and no longer be subject to the transfer restrictions in this Section 1 (the “Share Price Trigger Event”).

(ii) BTC Price Trigger. In the event that the BTC VWAP (as defined below) equals or exceeds $140,000 (a “BTC Price Trigger Event”) during the Earnout Period, then, subject to the terms and conditions of this Agreement, 100% of the Earnout Shares will vest and no longer be subject to the transfer restrictions in this Section 1.

(iii) Time-Based Trigger. In the event that none of a Share Price Trigger Event, a BTC Price Trigger Event, or a Qualifying Change of Control (as defined below) has occurred on or prior to the second (2nd) anniversary of the Closing Date, then, subject to the terms and conditions of this Agreement, on such second anniversary, 100% of the Earnout Shares will vest and no longer be subject to the transfer restrictions set forth in Section 1.

(iv) Change of Control. Notwithstanding the foregoing, in the event that during the Earnout Period, Pubco is subject to a Change of Control and the implied consideration per share of Pubco Stock pursuant to which Pubco or its stockholders have the right to receive in such Change of Control equals or exceeds the Share Price Target (or the equivalent fair market value thereof, as determined by the Post-Closing Pubco Board in good faith, in the event of any non-cash consideration) (a “Qualifying Change of Control”), then, all of the Earnout Shares that have not previously vested shall vest and shall no longer be subject to the transfer restrictions in this Section 1.

“BTC VWAP” means the dollar volume-weighted average price for Bitcoin (BTC) during any one hundred twenty (120)-hour period ending at the time of determination, as reported by Bloomberg through its “VAP” function for “XBTUSD BGN Curncy” (or such other comparable calculation methodology as the Disinterested Independent Directors (as defined below) may determine in good faith if such Bloomberg function is no longer available). If the BTC VWAP cannot be calculated for Bitcoin (BTC) on such date on any of the foregoing bases, the BTC VWAP of Bitcoin (BTC) on such date shall be the fair market value as determined by the Disinterested Independent Directors (as defined below) acting in good faith. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“Change of Control” means: (a) any acquisition on any date after the Closing by any Person (that is not an Affiliate of Pubco, the SPAC Surviving Subsidiary or the Company Surviving Subsidiary) of beneficial ownership (as defined in Section 13(d) of the Exchange Act) of the capital stock of Pubco that, with the Pubco capital stock already held by such Person, constitutes more than 50% of the total voting power of the Pubco capital stock; provided, however, that for the avoidance of doubt, for purposes of this subsection, the acquisition of additional Pubco capital stock (other than with respect to an acquisition that results in a Person (that is not an Affiliate of Pubco or the SPAC Surviving Subsidiary or the Company Surviving Subsidiary) owning 100% of the outstanding Pubco capital stock) (i) by any Person who, prior to such acquisition, beneficially owns more than 50% of the total voting power of Pubco capital stock or (ii) pursuant to a pro rata distribution by the Common Unitholder or its Affiliates to their respective equityholders as of the Closing will not be considered a Change of Control; or (b) any acquisition on any date after the Closing of Pubco by another Person by means of (i) any transaction or series of related transactions (including any reorganization, merger, or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of Pubco), or (ii) a sale of all or substantially all of the assets of Pubco and its Subsidiaries, if, in case of either clause (i) or clause (ii), the number of shares of Pubco capital stock outstanding immediately following the Closing (as adjusted for any stock split or other recapitalization event) will, immediately after such transaction, series of related transactions or sale, represent less than 50% of the total voting power of the surviving or acquiring entity.

“Earnout Period” means the period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date.

“Trading Day” means any day on which shares of Pubco Stock are actually traded on Trading Market.

“Trading Market” means from and after the Closing, at any particular time of determination, the principal United States securities exchange or securities market on which the shares of Pubco Stock are then traded.

Section 2 Monitoring and Dispute Resolution.

(a) With respect to the achievement of Release Events, Pubco’s Chief Financial Officer or Principal Accounting Officer or any person performing such duties (the “CFO”) shall monitor the Closing Price of Pubco Stock and the BTC VWAP on each Trading Day and calendar day, respectively, during the Earnout Period. As soon as practicable (and in any event within three (3) Business Days) after the end of each monthly anniversary of the Closing Date during the Earnout Period, the CFO will prepare and deliver to the Common Unitholder a written statement (each, an “Earnout Statement”) that sets forth (i) the Closing Price of Pubco Stock and the BTC VWAP on each Trading Day and calendar day, respectively, for such monthly anniversary period then ended and the preceding monthly period and (ii) whether a Release Event has occurred for any twenty (20) Trading Days within any thirty (30) Trading Day period that includes any days within such monthly anniversary period. The Common Unitholder will have ten (10) Business Days after its receipt of an Earnout Statement to review it, and the Common Unitholder and its Representatives on its behalf may make inquiries to the CFO and related Pubco and Company personnel and advisors regarding questions concerning or disagreements with the Earnout Statement arising in the course of their review thereof, and Pubco and the Company shall provide reasonable cooperation in connection therewith. If the Common Unitholder has any objections to an Earnout Statement, the Common Unitholder shall deliver to Pubco (to the attention of the CFO) a statement setting forth its objections thereto (in reasonable detail). If the Common Unitholder does not deliver such written statement within ten (10) Business Days after receiving each Earnout Statement, the Common Unitholder will be deemed to have waived any right to dispute that Earnout Statement, including the calculation of the Closing Price of Pubco Stock, the BTC VWAP for the applicable portion of the Earnout Period, and whether a Release Event has occurred. If such written statement is delivered by the Common Unitholder within such ten (10) Business Day period, then the Common Unitholder shall negotiate in good faith to resolve any such objections for a period of ten (10) Business Days thereafter. If the Common Unitholder does not reach a final resolution during such ten (10) Business Day period, then the final determination of the Closing Price of Pubco Stock and BTC VWAP during the applicable portion of the Earnout Period shall be referred to the independent directors then serving on the Post-Closing Pubco Board who are at the time of the referral disinterested in the Earnout Shares (i.e., such independent director is not an officer of Pubco, an officer of any of Pubco’s Subsidiaries, an officer or director of Seller, an Affiliate of Seller, nor an immediate family member of any of the foregoing) (each, a “Disinterested Independent Director”), who shall determine, by vote or consent of a majority of the Disinterested Independent Directors, whether one or more Release Events has occurred and whether the Common Unitholder is entitled to receive Earnout Shares.

Section 3 General.

(a) Termination. This Agreement shall terminate at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities arising out of such party’s breaches of this Agreement prior to such termination.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx or other nationally recognized overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

If to SPAC prior to the Closing, to:	with a copy (which will not constitute notice) to:

Columbus Circle Capital Corp I	Ellenoff Grossman & Schole LLP
3 Columbus Circle, 24th Floor	1345 Avenue of the Americas, 11th Floor
New York, NY 10019	New York, New York 10105
Attention: Gary Quin	Attn:	Meredith Laitner, Esq. Trevor Okomba, Esq.
Email: gquin@cohencm.com	Telephone No.: (212) 370-1300
	Email:	mlaitner@egsllp.com
tokomba@egsllp.com

If to Seller at, prior to or after the Closing, to:	with a copy (which will not constitute notice) to:

Inflection Points Inc	Reed Smith LLP
600 Lexington Ave., Floor 2	2850 N. Harwood Street, Suite 1500
New York, NY 10022	Dallas, TX 75201
Attn: Anthony Pompliano	Attn: Lynwood Reinhardt, Esq.
Email: anthony@professionalcapital.com	Jennifer Riso, Esq.
Katie Geddes, Esq.
	Email:	lreinhardt@reedsmith.com
jriso@reedsmith.com
kgeddes@reedsmith.com

If to SPAC from and after the Closing or to Pubco at, prior to or after the Closing, to:	with a copy (which will not constitute notice) to:

ProCap Financial, Inc.	Reed Smith LLP
600 Lexington Ave., Floor 2	2850 N. Harwood Street, Suite 1500
New York, NY 10022	Dallas, TX 75201
Attn: Anthony Pompliano	Attn: Lynwood Reinhardt, Esq.
Email: anthony@professionalcapital.com	Jennifer Riso, Esq.
Katie Geddes, Esq.
	Email:	lreinhardt@reedsmith.com
jriso@reedsmith.com
kgeddes@reedsmith.com

(c) Entire Agreement. This Agreement (including the Business Combination Agreement and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 12.6 and 12.7 of the Business Combination Agreement shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of (i) Pubco, (ii) a majority vote of the Disinterested Independent Directors, (iii) the Common Unitholder (or its successors or assignees), and (iv) Columbus Circle 1 Sponsor Corp, LLC, a Delaware limited liability company (“Sponsor”) (or its successor or assignees), with Sponsor’s consent not to be unreasonably withheld, conditioned or delayed. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that the Common Unitholder transfers any of its Shares (including Earnout Shares) to any Permitted Transferee in accordance with Section 1(a) of the Lock-Up Agreement and Section 1 of this Agreement, the Common Unitholder may only complete the transfer of its rights and obligations with respect to such securities subject to such Permitted Transferee agreeing in writing to be bound by the terms of this Agreement that apply to the Common Unitholder hereunder with respect to such securities; and, provided further, that upon dissolution of Seller, Seller may assign this Agreement or any of its rights, interests or obligations hereunder to its designee. Any purported assignment in violation of this Section 3(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns. Except for Section 3(f), nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(i) Costs and Expenses. Each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Effective Time, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 3(j).

(k) Capacity as Member. The Common Unitholder signs this Agreement solely in its capacity as a member of the Company, and not in its capacity as a manager, director (including “director by deputization”), officer or employee of the Company, if applicable Nothing herein shall be construed to limit or affect any actions or inactions by the Common Unitholder or any representative of the Common Unitholder, as applicable, serving as a manager or director of the Company, Pubco or any Subsidiary of the Company or Pubco, acting in such person’s capacity as a manager, director or officer of the Company, Pubco or any Subsidiary of the Company or Pubco (it being understood and agreed that the Business Combination Agreement contains provisions that govern the actions or inactions by the managers of the Company with respect to the Transactions).

(l) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(m) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Common Unitholder Letter Agreement as of the date first written above.

PROCAP FINANCIAL, INC.

By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer

INFLECTION POINTS INC

By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer